UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2013

MULTI-CORP INTERNATIONAL INC
Exact name of registrant as specified in its charter

Nevada	000-54252	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

952 N Western Ave, Los Angeles, CA	90029
(Address of principal executive offices)	(Zip Code)

(888) 744-7090
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective on March1, 2013 the Board of Directors of MULTI-CORP INTERNATIONAL INC a Nevada corporation (the "Company"), accepted the resignation of Robert Alan Baker as the President/Chief Executive Officer, Secretary, Treasurer and the sole member of the Board of Directors of the Company. Mr. Baker’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices. Simultaneously, Mrs Jean Mann was appointed as the sole member of the Board of Directors and as the President/Chief Executive Officer, Secretary and Treasurer of the Company.

Biography

Mrs. Mann for the past 47 years has been undertaking consulting work for various companies by way of providing Full Accounting & Financial Services, assistance in raising funding, contract negotiation and preparation of Oil and Gas reports for leases in New Mexico and Texas, as well as working closely with the Oil Conservation Board on BLM on sundry reports for lease lands.

For the last 35 years in addition to her private consulting business she has worked in the Oil and Gas industry preparing weekly gauge reports, Federal Production Reports to deal with the MMS and BLM, Texas Oil reports, and NM State Production reports, as well as working closely with the OCD, preparing working interest statements, Division Orders and assignment of Oil and Gas Interests plus transfers of ownership.

Mrs. Mann intends to devote a substantial portion of her time to the Company and intends to seek out potential acquisitions or mergers for the Company in various sectors including but not limited to the Oil and Gas Industry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MULTI-CORP INTERNATIONAL INC.

Dated: March 4, 2013	By:	/s/ JEAN MANN
	Name:	Jean Mann
`	Title:	Chief Executive Officer